Hennessy Advisors, Inc. Announces Record High Annual Earnings

NOVATO, Calif., Dec. 4, 2013 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB:HNNA) today reported fully diluted earnings per share for the fiscal year ended September 30, 2013 of $0.83, an increase of 388% from the prior fiscal year earnings of $0.17 per share, and an all-time high for the company. Total assets under management increased 339% from $919 million at the beginning of the fiscal year to $4.034 billion at the end of the fiscal year, and average assets under management increased by almost 300%, producing a corresponding increase in revenue, net income and earnings per share versus the prior comparable period. The asset growth was driven by the approximately $2.2 billion purchase of the assets of the FBR Funds in October, 2012, strong market appreciation of approximately $648 million, and net inflows of approximately $243 million.

"We surpassed $4 billion in assets under management in mid-September, and our growth in assets produced record-setting net income of $4.8 million on revenue of $24.3 million," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "The financial markets have delivered strong results for investors this year, and I continue to believe we will see the Dow Jones Industrial Average hit 20,000 in the next three to five years," Mr. Hennessy noted. "Looking forward to 2014, Hennessy Advisors will continue our sustained focus on our proven business model of growing our assets under management through acquisitions and through strong marketing and distribution efforts," he added.

Hennessy Advisors, Inc.
Financial Highlights
Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2013	Sept. 30, 2012	$ Change	% Change
Total Revenue	$ 24,308,435	$ 7,071,709	$ 17,236,726	243.7%
Net Income	$ 4,820,447	$ 970,875	$ 3,849,572	396.5%
Earnings per share (diluted)	$ 0.83	$ 0.17	$ 0.66	388.2%
Weighted Average number of
shares outstanding (diluted)	5,810,431	5,754,336	56,095	1.0%
Mutual Fund Average Assets
Under Management	$ 3,284,478,084	$ 823,432,620	$ 2,461,045,464	298.9%

At Period Ending Date	Sept. 30, 2013	Sept. 30, 2012	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 4,034,180,973	$ 919,261,936	$ 3,114,919,037	338.8%
Retained Earnings	$ 19,839,498	$ 15,747,939	$ 4,091,559	26.0%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
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CONTACT: Tania Kelley, Hennessy Advisors, Inc., 800-966-4354; Or Melissa Murphy, SunStar Strategic, 703-894-8393